United States securities and exchange commission logo





                     September 30, 2022

       Timothy K. Driggers
       Chief Financial Officer
       EOG Resources, Inc.
       1111 Bagby, Sky Lobby 2
       Houston, Texas 77002

                                                        Re: EOG Resources, Inc.
                                                            Form 10-K for
Fiscal Year Ended December 31, 2021
                                                            Filed February 24,
2022
                                                            File No. 001-09743

       Dear Mr. Driggers:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation